Exhibit 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SUITE 2000 SAN FRANCISCO, CA 94104 +1 415 772 1200 +1 415 772 7400 FAX
December 12, 2025
ChargePoint Holdings, Inc.
240 East Hacienda Avenue
Campbell, CA 95008
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by ChargePoint Holdings, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 4,728,252 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 1,671,000 shares of Common Stock that are issuable upon the exercise of the Company’s outstanding warrants (the “Warrants”) issued pursuant to an Exchange Agreement, dated November 14, 2025 (the “Exchange Agreement”), by and among the Company and certain former holders of the Company’s 7.00% / 8.50% Convertible Senior PIK Toggle Notes due 2028, including the selling securityholders named in the Registration Statement (such shares, the “Warrant Shares”) and (ii) up to 3,057,252 shares of Common Stock that the Company may issue in lieu of cash to pay applicable interest payments under the Credit and Security Agreement, dated November 14, 2025 (the “Credit Agreement”) by and among, the Company and certain of its subsidiaries, the selling securityholders named in the Registration Statement, as lenders, and Alter Domus (US) LLC, as administrative and collateral agent (such shares, the “Interest Shares”). The Warrant Shares and the Interest Shares are referred to collectively as the “Shares.” The Shares may be offered and sold by the selling securityholders named in the Registration Statement.
This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
We have examined the Registration Statement, the exhibits thereto, the second amended and restated certificate of incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware, the amended and restated bylaws of the Company, the Warrants, the Exchange Agreement, the Credit Agreement and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the issuance of the Shares by the Company. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the
Sidley Austin (CA) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

ChargePoint Holdings, Inc.
December 12, 2025

legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.
Based on the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that:
1.The Warrant Shares, when duly issued and delivered in accordance with the terms of the Warrants (including the payment of the applicable exercise price), will be validly issued, fully paid and non-assessable.
2.The Interest Shares, when duly issued and delivered in accordance with the terms of the Credit Agreement, will be validly issued, fully paid and non-assessable.
In rendering the opinions above, we have assumed that, at the time of the issuance of any Warrant Shares or Interest Shares, the Company will have a sufficient number of shares of Common Stock authorized and then available for issuance under the Company’s certificate of incorporation as in effect at such time.
This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Sidley Austin LLP